UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 22, 2011

Augme Technologies, Inc.

(Exact name of registrant as specified in Charter)

Delaware	333-57818	20-0122076
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

43 West 24th Street, Suite 11B

New York, NY 10010

(Address of Principal Executive Offices)

(855)423-5433

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01               Completion of Acquisition or Disposition of Assets

On July 22, 2011 (the “Closing Date”), Augme Technologies, Inc. (“Augme”) completed its acquisition of substantially all of the assets of JagTag, Inc. (“JagTag:”) pursuant to the Asset Purchase Agreement, dated July 20, 2011, between Augme and JagTag, as described under Item 1.01 of Augme’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 20, 2011 and attached as an exhibit to that Current Report (the “Purchase Agreement”).  The acquired assets consist of substantially all of the assets that are related to, used in connection with, or that form a part of JagTag’s business, including, without limitation, cash, accounts receivable, patents and patent applications, trademarks, domain names, associated goodwill and customer contracts.  The adjusted purchase price for the assets was approximately $5,144,293.35, payable in common stock of Augme at a price of $3.50 per share, for an aggregate of 1,469,829 shares of common stock (the “Shares”) to be issued on a pro rata basis directly to the holders of equity and equity-linked securities of JagTag (the “JagTag Equityholders”), after rounding the issuance to each JagTag Equityholder up to the next whole share.  Pursuant to the Purchase Agreement, Augme also assumed $50,000 of JagTag’s indebtedness, accounts payable in the amount of approximately $539,224.50 and will pay approximately $64,733.96 in tax liability expected to be incurred by holders of options of JagTag resulting from the acceleration of the unvested portion of such options in connection with the acquisition.

Item 3.02               Unregistered Sales of Equity Securities

In conjunction with the acquisition of assets pursuant to the Purchase Agreement, Augme is to issue the Shares directly to the JagTag Equityholders.  Augme relied on Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended, for the offering of the Shares inasmuch as the JagTag Equityholders consist of fewer than 35 non-accredited persons, Augme provided to the JagTag Equityholders the information required by Rule 502 of Regulation D and Augme did not engage in any general advertisement or general solicitation in connection with the offering of the Shares.

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective upon the closing of the Purchase Agreement on July 15, 2011 (the “Closing”), Augme’s board of directors appointed JagTag’s Chief Executive Officer, Edward Jordan, age 50, as Augme’s Chief Financial Officer.  The appointment of Mr. Jordan as Augme’s Chief Financial Officer was a condition to closing under the Purchase Agreement.  There is no family relationship between Mr. Jordan and any of the officers or directors of Augme.

Mr. Jordan was the Chief Executive Officer of JagTag from April 2009 through the Closing.  Prior to his appointment as Chief Executive Officer of JagTag, he was the Chief Financial Officer of JagTag from January 2008.  In November 2006, Mr. Jordan founded and continues to provide services to EBJ Oito LLC, a financial consulting firm specializing in private investments in Brazil based in Princeton, New Jersey.  From February 2004 through September 2006, Mr. Jordan was the Chief Financial Officer for Flarion Technologies, Inc. (which was sold to Qualcomm, Inc. in 2006) where his responsibilities included oversight of finance and administration including financial planning and strategy, human resources and information technology.  From 1997 to 2004, Mr. Jordan was a co-founder, director and Chief Financial Officer of ITXC Corp., a publicly traded company that was sold to Tata Communications in 2005.  From 1986 to 1997, he held executive positions, including Chief Financial Officer, at Dialogic Corporation.  Mr. Jordan is a graduate of Lehigh University with a Bachelor of Science degree in accounting.  He began his career in 1982 as a member of the Audit Staff of Deloitte LLP in New York, where he worked until 1986.

Mr. Jordan is a stockholder of JagTag and, as such, will receive 60,910 shares of Augme’s common stock at the Closing.  Aside from that transaction, Mr. Jordan does not have a direct or indirect material interest in any transaction, since the beginning of Augme’s last fiscal year, or any currently proposed transaction, in which Augme was or is to be a participant and the amount involved exceeds $120,000.

On the Closing Date, Augme and Mr. Jordan executed an employment agreement (the “Employment Agreement”) pursuant to which Mr. Jordan will be employed by Augme as its Chief Financial Officer and Principal Financial Officer for an initial term of three years.  Thereafter, Augme may elect to extend employment to Mr.

Jordan for one or more additional twelve-month periods.  During the first-year of the term Mr. Jordan will receive a base salary of $250,000 per annum, during the second-year of the term Mr. Jordan will receive a base salary of $300,000 per annum, and during the third-year of the term Mr. Jordan will receive a base salary of $375,000 per annum.  If the Employment Agreement is renewed for a subsequent term or terms, the base salary will be increased (a) by a minimum of 10% per year over the base salary in effect on the renewal date or (b) as Augme’s board of directors shall determine if in excess of the minimum increase.  In addition to the base salary, Mr. Jordan will be eligible for an annual performance bonus, consistent with the annual performance bonus afforded to other senior management employees, to be payable upon achievement of performance goals and objectives to be mutually agreed upon by Mr. Jordan and the board of directors in advance of the relevant performance period.  Mr. Jordan may receive other adjustments in compensation or a bonus, as determined in the sole discretion of the board of directors.

Upon execution of the Employment Agreement, Mr. Jordan received an option grant which gives him the right to purchase 750,000 shares of Augme’s common stock.  The option exercise price is $3.63 per share (which is the closing price of the common stock on July 19, 2011, the date the board of directors of Augme approved the Purchase Agreement and the Employment Agreement).  The option has a five year term.  The right to purchase 150,000 shares of common stock vested upon execution of the Employment Agreement and the right to purchase the remaining 600,000 shares of common stock vests in equal monthly increments over a three year period.  The right to purchase unvested shares of common stock will vest in the event of a Control Change, as defined in the Employment Agreement.  Furthermore, in the event that Augme receives cash proceeds exceeding $10 million (but less than $25 million) relating to a litigation settlement, licensing fee arrangement or sale of intellectual property, the right to purchase 50% of the unvested shares of common stock will vest and in the event that Augme receives cash proceeds exceeding $25 million relating to a litigation settlement, licensing fee arrangement or sale of intellectual property, the right to purchase 100% of the unvested shares of common stock will vest.

Augme has also agreed to provide, at its sole expense, hospitalization, major medical, life insurance and other fringe benefits on the same terms and conditions as it shall afford other senior management employees.  Augme may also provide a key-man term life insurance policy in the face amount of $1 million, which will, in the event of Mr. Jordan’s death, pay 50% of the benefit to Augme and the remainder of the benefit to Mr. Jordan’s estate.

The Employment Agreement also includes provisions governing the termination of Mr. Jordan’s employment.  If Mr. Jordan’s employment is terminated for Just Cause (as defined in the Employment Agreement), Augme will be required to pay to Mr. Jordan only that portion of his base salary, accrued but unused vacation pay, and to the extent required under the terms of any benefit plan or the Employment Agreement, the vested portion of any benefit under such plan, all as earned through the date of termination.  If Augme terminates Mr. Jordan’s employment without Just Cause, Augme will continue to pay to Mr. Jordan his then-current base salary, in accordance with customary payroll practices, plus accrued but unpaid vacation time, accrued but unpaid benefits and reimbursement of all unpaid business expenses (the “Continued Benefits”) for a period of the greater of (a) six months; or (b) the remainder of the employment term (the “Continuation Period”).  Mr. Jordan will be entitled to continued participation in all medical and disability plans as if his employment had not terminated until the expiration of the Continuation Period.  Mr. Jordan will also be entitled to exercise any unvested stock option rights and stock purchase rights granted to him and outstanding at the effective date of the termination.  If Mr. Jordan terminates his employment for Good Reason (as defined in the Employment Agreement) Augme will continue to pay to him the Continued Benefits for the Continuation Period.  Mr. Jordan will also be entitled to continued participation in all medical and disability plans, to the extent such plans are provided by Augme, at the same benefit level at which he was participating on the date of termination until the expiration of the Continuation Period.  Mr. Jordan will also be entitled to exercise any unvested stock option rights and stock purchase rights granted to him and outstanding at the effective date of the termination of the Employment Agreement.

The foregoing summary of the Employment Agreement is qualified in its entirety by the Employment Agreement, which is attached as an exhibit to this Current Report.

Item 8.01               Other Events

On July 25, 2011, Augme issued a press release announcing the closing of the transactions contemplated by the Purchase Agreement.  A copy of the press release is attached as an exhibit to this Current Report.

Item 9.01               Financial Statements and Exhibits

(c) Exhibits

10.1	Employment Agreement, dated July 22, 2011, between Augme and Edward Jordan.

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Augme Technologies, Inc.
(Registrant)

Date: July 25, 2011	By:	/s/ Paul R. Arena
Paul R. Arena
Chief Executive Officer